Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

July 30, 2007	File No: 68748.000004

Board of Directors

FBR Capital Markets Corporation

1001 Nineteenth Street North

Arlington, Virginia 22209

FBR Capital Markets Corporation Registration Statement on Form S-1

20,276,001 Shares of Common Stock

Gentlemen:

We have acted as special counsel to FBR Capital Markets Corporation, a Virginia corporation (the “Company”), in connection with the preparation and filing of a resale shelf registration statement on Form S-1 (Registration No. 333-138824), as amended (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”), pursuant to which the Company is registering an aggregate of 20,276,001 shares of common stock, par value $0.001 per share (the “Common Stock”), under the Securities Act of 1933, as amended (the “Securities Act”). The selling shareholders named in the prospectus, which forms a part of the Registration Statement, may offer and sell from time up to 17,676,001 shares (the “Shares”) of Common Stock. In addition, Forest Holdings LLC and Forest Holdings (ERISA) LLC, each of which is named as a selling shareholder in the prospectus, which forms a part of the Registration Statement, may offer and sell up to an aggregate of 2,600,000 shares (the “Option Shares”) of Common Stock issuable by the Company upon the exercise of outstanding options (the “Options”) granted to Forest Holdings LLC and Forest Holdings (ERISA) LLC, subject to the terms and conditions set forth in that certain Option Agreement, dated as of July 20, 2006, by and between the Company and Forest Holdings LLC and that certain Option Agreement, dated as of July 20, 2006, by and between the Company and Forest Holdings (ERISA) LLC (collectively, the “Option Agreements”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined the following:

(a)	the Registration Statement;

(b)	the Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”), as certified by State Corporation Commission of the Commonwealth of Virginia on June 11, 2007 and the Secretary of the Company on the date hereof;

Board of Directors

FBR Capital Markets Corporation

July 30, 2007

(c)	the Amended and Restated Bylaws of the Company (the “Bylaws”), as certified by the Secretary of the Company on the date hereof;

(d)	the Option Agreements;

(e)	Resolutions adopted by the Board of Directors of the Company on June 9, 2006, June 21, 2006, July 14, 2006 and July 18, 2006, as certified by the Secretary of the Company;

(f)	a certificate of good standing issued by the State Corporation Commission of the Commonwealth of Virginia on July 3, 2007; and

(g)	a certificate executed by the Secretary of the Company on the date hereof.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The issuance of the Shares was duly authorized and the Shares are validly issued, fully paid and non-assessable.

3. The issuance of the Option Shares was duly authorized, and, when issued in accordance with the terms of the Option Agreements in exchange for the consideration provided for therein, the Option Shares will be validly issued, fully paid and non-assessable.

Board of Directors

FBR Capital Markets Corporation

July 30, 2007

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP